Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members

Keane Group Holdings, LLC:

We consent to the use of our report dated October 20, 2016, with respect to the balance sheets of Trican Well Services, L.P. as of December 31, 2015 and 2014, and the related statements of operations, partners’ capital, and cash flows for the years then ended, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the SEC on January 19, 2017, which forms a part of Keane Group, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-215079).

/s/ KPMG LLP

Houston, Texas

January 24, 2017